UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 13, 2013

                           M.D.C. Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8951	84-0622967
(State or other	(Commission file number)	(I.R.S. employer
jurisdiction of		identification no.)
incorporation)

 4350 South Monaco Street, Suite 500, Denver, Colorado 80237

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (303) 773-1100

                                        Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 13, 2013, M.D.C. Holdings, Inc. (the “Company”) entered into an unsecured, five-year credit agreement (“Credit Agreement”) with the various banks party thereto, including U.S. Bank National Association (“US Bank”), as designated agent and co-administrative agent, Citibank, N.A. (“Citibank”), as co-administrative agent, and SunTrust Bank and PNC Bank, National Association, as co-syndication agents.

The Credit Agreement provides for an unsecured revolving credit facility (“Credit Facility”) in the amount of $450 million (“Aggregate Commitment”). Borrowings under the Credit Facility may be used for general corporate purposes. Each lender may issue letters of credit in an amount up to 50% of its commitment. The Credit Facility has an accordion feature under which the Company may, subject to certain conditions set forth in the Credit Agreement, increase the Credit Facility up to a maximum aggregate amount of $1.0 billion, although no lender is obligated to increase its commitment. At any time at which the Company’s leverage ratio, as of the last day of the most recent calendar quarter, exceeds 55%, the aggregate principal amount of all consolidated senior debt borrowings outstanding may not exceed the borrowing base. If the Company’s leverage ratio, as of the last day of the most recent calendar quarter, is 55% or less, then no borrowing base requirement will exist.

Advances under the Credit Facility are either (i) base rate advances or (ii) eurocurrency advances. Base rate advances bear interest at a rate per annum equal to (i) the highest of (a) the prime rate, (b) the federal funds effective rate plus 1.50% per annum and (c) the Eurocurrency Rate (see below) plus 1.00% per annum plus (ii) an applicable margin based on the Company's credit rating and leverage ratio. Eurocurrency advances bear interest equal to (i) the Eurocurrency Rate, which is the quotient of (a) LIBOR divided by (b) one minus the reserve requirement, plus (ii) an applicable margin based on the Company's credit rating and leverage ratio. The Company is obligated to pay a commitment fee based on the average daily unused amount of the aggregate commitment and the Company's credit ratings and leverage ratio. The foregoing terms are defined in the Credit Agreement.

The Credit Agreement contains various representations, warranties and covenants that the Company considers customary for such facilities. The facility included the following financial tests and covenant as described in Section 6.19 of the Credit Agreement: a consolidated tangible net worth test; a leverage test; a spec unit inventory test; a land-owned test; and a consolidated tangible net worth covenant. A failure to satisfy the consolidated tangible net worth test or the leverage test is not a default or event of default, but if such a failure occurs for two consecutive quarters, a term-out of the Credit Facility would begin. A failure to comply with the spec unit inventory test or the land-owned test is not a default or an event of default, but any excess holdings as selected by the Company would be excluded from the Company’s borrowing base, if such borrowing base provision is in effect. Breach of the consolidated tangible net worth covenant (but not the consolidated tangible net worth test) would result in an event of default under the Credit Agreement.

The Credit Facility is subject to acceleration upon certain specified events of default, including breach of the consolidated tangible net worth covenant, failure to make timely payments, breaches of certain representations or covenants, failure to pay other material indebtedness, or another person becoming beneficial owner of 50% or more of the Registrant's outstanding common stock.

The Company and all of its significant homebuilding subsidiaries are guarantors under the Credit Agreement. The Company’s non-homebuilding subsidiaries do not guarantee the obligations under the Credit Agreement.

US Bank, Citibank and certain of the other lenders in the Credit Facility and their affiliates have provided, and may in the future provide, other general banking, investment banking, underwriting and/or advisory services to the Company for customary fees and reimbursement of expenses.

A copy of the Credit Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01. The foregoing summary of the Credit Agreement is qualified in its entirety by reference to the text of the Credit Agreement filed herewith.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT

The disclosure contained in Item 1.01 is incorporated by reference.

ITEM 7.01. REGULATION FD DISCLOSURE

On December 16, 2013, the Registrant issued a press release regarding the Credit Agreement . A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d)        Exhibits.

Exhibit Number	Description

Exhibit 10.1

Credit Agreement by and among M.D.C. Holding, Inc., U.S. Bank National Association, as designated agent and co-administrative agent, Citibank, N.A., as co-administrative agent, and the other Lenders identified therein, dated as of December 13, 2013.

Exhibit 99.1	Press Release dated December 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

M.D.C. HOLDINGS, INC.

Dated: December 16, 2013	By:	/s/ Joseph H. Fretz
Joseph H. Fretz Secretary and Corporate Counsel

INDEX TO EXHIBITS

Exhibit Number	Description

Exhibit 10.1

Credit Agreement by and among M.D.C. Holding, Inc., U.S. Bank National Association, as designated agent and co-administrative agent, Citibank, N.A., as co-administrative agent, and the other Lenders identified therein, dated as of December 13, 2013.

Exhibit 99.1	Press Release dated December 16, 2013.

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